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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING
                                  (Check One):

|_| Form 10-K |_| Form 20-F |_| Form 11-K |X| Form 10-Q |_| Form N-SAR
       For Period Ended:  October 1, 2000
                          ---------------
|_|      Transition Report on Form 10-K
|_|      Transition Report on Form 20-F
|_|      Transition Report on Form 11-K
|_|      Transition Report on Form 10-Q
|_|      Transition Report on Form N-SAR


For the Transition Period Ended:
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  Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: ........................


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Part 1--Registrant Information

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Full Name of Registrant:                             EcoScience Corporation
Former Name if Applicable

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Address of Principal Executive Office (Street and Number)
                                                     17 Christopher Way
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City, State and Zip Code
                                                 Eatontown, New Jersey  07724
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Part 11--Rules 12b-25 (b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|      (a)      The reasons described in reasonable detail in Part III of
                  this form could not be eliminated without unreasonable effort or expense;

|X|      (b)      The subject annual report, semi-annual report, transition
                  report on Form 10-K, Form 20-F, II -K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarter report or transition report on Form 10-K, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_|      (c)      The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

Part III--Narrative

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State below in reasonable detail the reasons why Form 10-K, 20-F, I I-K, 10-Q,
N-SAR or the transition report or portion thereof could not be filed within the prescribed time period.

The Registrant disposed of a line of business after the close of the quarter ended October 1, 2000 which requires presentation of this business as discontinued operations. Due to the complexities involved in preparing the revised presentation, the Registrant is unable to file its Report on Form 10-Q for the quarter ended October 1, 2000 within the prescribed time period without unreasonable effort and expense.

                                                 (Attach Extra Sheets if Needed)
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Part IV--Other Information

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         (1)      Name and telephone number of person to contact in regard
                  to this notification:
                          Kenneth S. Hollander               (732) 676-3000
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         (2) Have all other period reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                          |X| Yes   |_| No

         (3) Is it anticipated that any significant change in results of operations for the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?

                                          |_| Yes   |X| No

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         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                             EcoScience Corporation

                (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  November 15, 2000                         By:/s/ Kenneth S. Hollander
                                                    --------------------------
                                                     Kenneth S. Hollander,
                                                     Senior Vice President

INSTRUCTION:______The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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